RESTATED AND AMENDED BY-LAW NO. 1

a by-law relating generally to the transaction of the
business and affairs of

REVETT MINERALS INC.
(the “Corporation”)

BE IT ENACTED as a by-law of the Corporation as follows:

INTERPRETATION

1.	GENERAL

In this by-law:

(a)

“Act” means the Canada Business Corporations Act and the regulations thereunder, as from time to time amended, and every statute or regulation (as the case may be) that may be substituted therefor and, in the case of such amendment or substitution, any reference in the by-laws of the Corporation shall be read as referring to the amended or substituted provisions therefor;

	(b)	“Board” means the board of directors of the Corporation;

	(c)	“by-laws” means any by-law of the Corporation from time to time in force and effect;

	(d)	“meetings of shareholders” includes annual and special meetings;

	(e)	all terms contained in the by-laws which are defined in the Act shall have the meanings given to such terms in the Act, unless the context otherwise requires;

(f)

words importing the singular number only shall include the plural and vice versa; words importing the masculine gender shall include the feminine and neuter gender; words importing persons shall include bodies corporate, syndicates, partnerships, trusts and any number or aggregate of persons;

	(g)	the invalidity or unenforceability of any provision in this by-law shall not affect the validity or enforceability of the remaining provisions of this by- law; and

	(h)	the insertion of headings in this by-law are for convenience of reference only and shall not affect its construction or interpretation.

DIRECTORS

2.	INDEMNIFICATION

To the maximum extent permitted by law, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation, or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity.

The provisions for indemnification contained in the by-laws shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of shareholders or directors or otherwise, both as to action in the individual’s official capacity and as to action in another capacity, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and legal representatives of such a person.

MEETINGS OF DIRECTORS

3.	QUORUM

A quorum at any meeting of directors is:

(a) where the articles set out the number of directors, a majority of that number; or

(b) where the articles set out the minimum and maximum number of directors, a majority of the number of directors which then constitutes the Board,

provided that the provisions of the Act respecting the presence of resident Canadian directors are satisfied.

4.	CALLING OF MEETINGS

The Board, the President or any director may at any time call a meeting of the Board to be held at the time and place determined by the Board or by the person calling the meeting, as the case may be. Notice of every meeting so called shall be given to each director not less than 2 days (exclusive of Saturdays, Sundays and days on which banks generally are closed for business in the Province of Ontario) before the day on which the meeting is to be held.

5.	CHAIR

The Chairperson or, if none, or in the Chairperson’s absence from a meeting of the Board, the President or, if none, or in the President’s absence, a director chosen by the directors present shall chair each meeting of the Board.

6.	FIRST MEETING OF NEW BOARD

If a quorum of directors is present, each newly elected Board may hold its first meeting immediately following the meeting of shareholders at which such Board was elected, without notice.

7.	VOTES TO GOVERN

Unless otherwise required by the articles or by law, at all meetings of the Board, every question shall be decided by a majority of the votes cast on the question. In the case of an equality of votes, the chair of the meeting shall not have a casting vote.

OFFICERS

8.	CHAIRPERSON

Subject to the authority of the Board, the Chairperson, if one is appointed, shall have such powers and duties as are specified by the Board and, when present, shall chair all meetings of the Board and all meetings of shareholders.

9.	PRESIDENT

Subject to the authority of the Board and subject to the duties imposed upon the Chairperson, if one is appointed, the President, if one is appointed, shall be responsible for the general supervision of the business and affairs of the Corporation.

10.	SECRETARY

Subject to the authority of the Board, the Secretary, if one is appointed, shall:

(a) give or cause to be given all notices required to be given to shareholders, directors, auditors and members of committees; and

(b) attend all meetings of directors, shareholders and committees and enter or cause to be entered in books kept for that purpose minutes of all proceedings at such meetings.

The Secretary may delegate all or part of the Secretary’s duties to a nominee from time to time.

DOCUMENTS AND CONTRACTS

11.	EXECUTION OF INSTRUMENTS

Deeds, transfers, assignments, contracts and any other documents of the Corporation shall be signed by any officer or director.

Notwithstanding any provision to the contrary contained in the by-laws, the Board may at any time or times direct the manner in which and the person or persons by whom any particular deed, transfer, assignment, contract or other document, or any class of deeds, transfers, assignments, contracts or other documents, shall be signed.

MEETINGS OF SHAREHOLDERS

12.	NOTICE

Notice of the time and place of a meeting of shareholders shall be sent not less than 10 days before the meeting.

13.	MEETINGS HELD BY ELECTRONIC MEANS

If the directors or shareholders of the Corporation call a meeting of shareholders, those directors or shareholders, as the case may be, may determine that the meeting shall be held, in accordance with the Act, entirely by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting.

14.	QUORUM

The holders of shares representing, in the aggregate, not less than 331/3% of the shares entitled to vote at a meeting of shareholders, whether present in person or represented by proxy, will constitute a quorum at that meeting. If a quorum is present at the opening of a meeting of shareholders, the shareholders present or represented may proceed with the business of the meeting, even if a quorum is not present throughout the meeting. If a quorum is not present at the time appointed for a meeting of shareholders, or within any reasonable time following that time as the shareholders present may determine, the shareholders present may adjourn the meeting to a fixed time and place not less than seven days later but may not transact any other business.

15.	CHAIR

The Chairperson or, if none is appointed, or in the Chairperson’s absence from a meeting of shareholders, the President shall chair all meetings of shareholders. If there is no Chairperson or President, or if neither of them is present within 15 minutes after the time appointed for holding the meeting, the persons present at the meeting and entitled to vote thereat shall vote to appoint one of their number to be the chair of the meeting.

16.	PERSONS ENTITLED TO BE PRESENT

The only persons entitled to attend a meeting of shareholders are those entitled to vote thereat, the members of the Board, the auditor of the Corporation, if any, and any others who are entitled or required under any provision of the Act or the by- laws to be present at the meeting. Any other person may be admitted only on the invitation of the chair of the meeting or with the consent of the meeting.

17.	SCRUTINEERS

At each meeting of shareholders, one or more scrutineers may be appointed to serve at the meeting by a resolution of the meeting or by the chair of the meeting with the consent of the meeting. Such scrutineers need not be shareholders of the Corporation.

18.	VOTING

(a)

Whenever a vote by a show of hands has been taken upon a question, every person present and entitled to vote has one vote. Unless a ballot is demanded, a declaration by the chair of the meeting that the vote upon the question has been carried or carried by a particular majority or not carried and an entry to that effect in the minutes of the meeting is prima facie evidence of the fact, without proof of the number or proportion of the votes recorded in respect of the question. A demand for a ballot may be withdrawn at any time prior to the taking of the ballot.

(b)

Upon a ballot, each shareholder who is present or represented by proxy is entitled, in respect of the shares which the shareholder is entitled to vote at the meeting upon the question, to that number of votes provided by the Act or the articles in respect of those shares.

19.	VOTES TO GOVERN

Unless otherwise required by the articles or by law, at all meetings of shareholders, every question shall be decided by the majority of the votes cast on the question. In the case of an equality of votes either by show of hands or by ballot, the chair of the meeting shall not have a casting vote.

20.	ADJOURNMENT

The chair of the meeting may, with the consent of the meeting and subject to such conditions as the meeting may decide, adjourn the meeting of shareholders from time to time and from place to place.

SHARES

21.	ENFORCEMENT OF LIENS

In the event that any shareholder (the “Defaulting Shareholder”) defaults in the payment of any interest and/or principal due in respect of any indebtedness owing by such shareholder to the Corporation (the “Debt”) when the same becomes due and payable and continues in such default for a period of 30 days after notice in writing thereof has been given by the Corporation to such shareholder:

(a)

the Corporation may sell all or any part of the shares then registered in the name of the Defaulting Shareholder (the “Subject Shares”) at a bona fide public or private sale or auction. The terms and manner of auction or sale shall be at the sole discretion of the Corporation. The Corporation may accept any offer which it in its absolute discretion considers advisable upon such terms, whether cash or credit or partly cash and partly credit, as it in its discretion considers advisable. Notice of any public or private sale or auction shall be given to the Defaulting Shareholder at least 15 days prior to the date on which such sale is to be held. The proceeds of such sale shall be used and applied firstly to the cost and expense of such sale incurred by the Corporation, including security transfer taxes and legal fees, secondly to reimburse the Corporation for out-of-pocket expenses incurred in connection with the sale, and thirdly for the payment in full of the Debt and other sums due to the Corporation from the Defaulting Shareholder. The balance of the proceeds, if any, shall be paid to the Defaulting Shareholder. If the proceeds of the sale are insufficient to pay the Debt, the Defaulting Shareholder shall remain liable to the Corporation for any such deficiency;

	(b)	the Corporation may apply any dividends or other distributions paid or payable on or in respect of the Subject Shares in repayment of the Debt;

	(c)	where the Subject Shares are redeemable pursuant to the articles, the Corporation may redeem all or part of the Subject Shares and apply the redemption price to the Debt;

	(d)	the Corporation may refuse to register a transfer of all or part of the Subject Shares until the Debt is paid; and

(e)

in exercising one or more of the rights granted in this by-law, the Corporation shall not prejudice or surrender any other rights of enforcement of its lien which may by law be available to it, or any other remedy available to the Corporation for collection of the Debt, and the Defaulting Shareholder shall remain liable for any deficiency remaining.

PAYMENTS BY CORPORATION

22.	DIVIDENDS

A dividend payable in cash shall be paid by cheque to the order of each registered holder of shares of the class in respect of which such dividend has been declared as at the record date for the determination of shareholders entitled to receive such dividend and shall be delivered to each such holder or mailed by ordinary mail, postage prepaid, to such holder at its last address appearing on the central securities register of the Corporation. In the case of joint holders the cheque shall be made payable to the order of all of such joint holders and, if more than one address appears on the central securities register of the Corporation in respect of such joint holding, the cheque shall be delivered or mailed to the first address so appearing. The mailing or delivery of such cheque as aforesaid shall satisfy and discharge all liability for the dividend to the extent of the sum represented thereby, unless such cheque is not paid at par on due presentation at the municipality in which the registered office of the Corporation is situate or at any other place where it is by its terms payable. In the event of non-receipt of any dividend cheque by the person to whom it is mailed or delivered as aforesaid, the Corporation shall issue to such person a replacement cheque for a like amount upon being furnished with such indemnity and evidence of non-receipt as the Board may from time to time prescribe, whether generally or in any particular case.

NOTICE

23.	NOTICE TO JOINT SHAREHOLDERS

All notices with respect to any shares registered in more than one name may, if more than one address appears on the books of the Corporation in respect to such joint holding, be given to such joint shareholders at the first address so appearing, and notice so given shall be sufficient notice to all of the holders of such shares.

24.	OMISSIONS AND ERRORS

The accidental omission to give any notice to any shareholder, director, officer or auditor or the non-receipt of any notice by any shareholder, director, officer or auditor or any error in any notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise founded thereon.

MADE by the Board the day ___ of December, 2010.

President

CONFIRMED by shareholders in accordance with the Act

the ____ day of _____________, 2011.

President